Exhibit 16.1

March 18, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01(a) of Pineapple Express, Inc.’s (the “Company”) Current Report on Form 8-K, dated March 13, 2019, to be filed by the Company with the U.S. Securities and Exchange Commission, and we agree with the statements made in paragraphs 1, 2 and 3 therein as related to our firm. We have no basis on which to agree or disagree with other statements made by the Company therein.

Yours truly,

/s/ RBSM LLP
Larkspur, CA